Exhibit 5.2

ANTHONY L.G., PLLC

laura aNTHONy, esq

JOHN CACOMANOLIS, ESQ*

CHAD FRIEND, ESQ, LLM

SVETLANA ROVENSKAYA, ESQ**

OF COUNSEL:

Jessica Haggard, esq. ***

MICHAEL R. GEROE, ESQ, CIPP/US****

CRAIG D. LINDER, ESQ*****

PETER P. LINDLEY, ESQ, CPA, MBA

john lowy, esq.******

STUART REED, ESQ

LAZARUS ROTHSTEIN

Harris Tulchin, Esq. *******

www.ANTHONYPLLC.com WWW.SECURITIESLAWBLOG.COM WWW.LAWCAST.COM DIRECT E-MAIL: LANTHONY@ANTHONYPLLC.COM

*licensed in FL and NY

**licensed in NY and NJ

***licensed in Missouri

****licensed in CA, DC, MO and NY

*****licensed in CA, FL and NY

******licensed in NY and NJ

*******licensed in CA and HI (inactive in HI)

March 13, 2023

Midori Group Inc.
5 Hazelton Avenue Suite 400

Toronto, ON M5R 2E1

Re: Midori Group Inc. - Registration Statement on Form F-1

Ladies and Gentlemen:

We have acted as securities counsel to Midori Group Inc., a company incorporated pursuant to the laws of the Province of British Columbia, Canada (the “Company”), in connection with the filing of a Registration Statement on Form F-1 (as amended through the date hereof, the “Registration Statement”) filed with the Securities and Exchange Commission (the “Commission”) pursuant to the Securities Act of 1933, as amended (the “Act”), for the registration by the Company of (i) up to an aggregate of $22,919,260 of units (the “Units”) consisting of shares (the “Shares”) of the Company’s common shares, no par value (the “Common Shares”), and warrants to purchase Common Shares (the “Common Warrants”), (ii) up to an aggregate of $22,919,260 of Shares and Common Warrants included in the Units, (iii) up to an aggregate of $3,437,889 of Shares and Common Warrants for which the Underwriters (as defined below) have been granted an over-allotment option, and (iv) up to an aggregate of $26,357,149 of Common Shares issuable from time to time upon exercise of the Common Warrants (the “Common Warrant Shares”). The Units, the Shares, the Common Warrants and the Common Warrant Shares are collectively referred to as the “Securities”. The Securities are to be sold by the Company pursuant to an underwriting agreement (the “Underwriting Agreement”) to be entered into by and among the Company and EF Hutton, division of Benchmark Investments, LLC (the “Representative”), the form of which will be filed as Exhibit 1.1 to the Registration Statement. The Company is also registering (i) warrants to purchase up to $988,393 of Common Shares to be issued to the Underwriters as additional compensation pursuant to the Underwriting Agreement (the “Representative’s Warrants” and, together with the Common Warrants, the “Warrants”), and (ii) up to an aggregate of $988,393 of Common Shares issuable upon exercise of Representative’s Warrants (the “Representative’s Warrant Shares”). The Common Warrants are to be issued pursuant to a warrant agency agreement (the “Warrant Agency Agreement”) to be entered into between the Company and Olympia Trust Company. The Securities are to be issued and sold pursuant to an Underwriting Agreement to be entered into between the Company and the Representative, as the representative of the several underwriters (“Underwriters”) listed on Schedule I thereto (the “Underwriting Agreement”). As such counsel, you have requested our opinion as to the matters described herein relating to the issuance of the Warrants.

We have examined the Notice of Articles and the Articles of the Company, each as amended and restated through the date hereof; records of corporate proceedings of the Company, as made available to us by officers of the Company; an executed copy of the Registration Statement and all exhibits thereto, in the form filed with the Commission; a certificate of an officer of the Company relating to the matters referred to herein (the “Officer’s Certificate”); and such matters of law deemed necessary by us in order to deliver this opinion. We have assumed, without independently verifying or having any duty to verify, that all agreements mentioned herein have been duly authorized, executed and delivered by all parties thereto (other than the Company) and are enforceable. With respect to the duly authorized execution and delivery of the Warrant Agency Agreement and each of the Warrants, we have relied solely upon the Officer’s Certificate. In the course of our examination, we have assumed the genuineness of all signatures, the authority of all signatories to sign on behalf of their principals, if any, the authenticity of all documents submitted to us as originals, the conformity to originals of all documents submitted to us as copies and the authenticity of the originals of such copies, and the legal capacity of all natural persons. As to certain factual matters, we have relied upon information furnished to us by officers of the Company.

This opinion is subject to the following additional limitations and qualifications:

(a) We express no opinion concerning any law of any jurisdiction other than (i) the laws of the State of New York and (ii) the federal laws of the United States of America.

(b) We express no opinion with respect to the enforceability of any agreement or instrument or any provision thereof (i) to the extent such enforceability may be subject to, or affected by, applicable bankruptcy, insolvency, moratorium or similar state or federal laws affecting the rights and remedies of creditors generally (including, without limitation, fraudulent conveyance laws) or general principles of equity (regardless of whether enforceability is considered in a proceeding at law or in equity), (ii) providing for specific performance, injunctive relief or other equitable remedies (regardless of whether such enforceability is sought in a proceeding in equity or at law), (iii) providing for indemnification or contribution, which provisions may be limited by federal and state securities laws or policies underlying such laws, (iv) requiring any waiver of stay or extension laws, diligent performance or other acts which may be unenforceable under principles of public policy or (v) providing for a choice of law, jurisdiction or venue. We have assumed that such agreements, instruments or provisions are enforceable.

Based on the foregoing and solely in reliance thereon, it is our opinion that, when the Warrant Agency Agreement, the Common Warrants, and the Representative’s Warrants, as applicable, have been duly executed, authenticated, issued, paid for and delivered in accordance with the Warrant Agency Agreement, with respect to the Common Warrants, and the terms of the Common Warrants and Representative’s Warrants, as applicable, and the Underwriting Agreement, the Warrants will be valid and binding instruments of the Company, enforceable in accordance with their terms.

In connection with our opinions expressed above, we have assumed that, at or prior to the time of the delivery of any Warrant, (i) the Registration Statement shall have been declared effective and such effectiveness shall not have been suspended, terminated or rescinded, and (vii) all securities for which any Warrant may be exercisable have been duly and validly reserved by the Company.

We hereby consent to the filing of this letter as an exhibit to the Registration Statement and to the reference to it in the prospectus included therein under the caption “Legal Matters.” In giving such consent, we do not admit that we are in the category of persons whose consent is required under Section 7 of the Act.

This opinion is furnished to you in connection with the filing of the Registration Statement and is not to be used, circulated, quoted or otherwise relied upon for any other purpose except that purchasers of the securities offered pursuant to the Registration Statement may rely on this opinion to the same extent as if it were addressed to them.

Sincerely yours,

/s/ Laura E. Anthony
Laura E. Anthony,
For the Firm

625 N. FLAGLER DRIVE, SUITE 600 ● WEST PALM BEACH, FLORIDA ● 33401 ● PHONE: 561-514-0936 ● FAX 561-514-0832